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                              Strong Value Fund



                                  EXHIBIT 16


                          SCHEDULE OF COMPUTATION OF
                            PERFORMANCE QUOTATIONS


1.      TOTAL RETURN

        A.      Formula

                EV-IV
                -----
                 IV       =      TR

Where:          EV = Value at the end of the period, including reinvestment of all dividends and capital gains distributions

                IV = Initial value of a hypothetical investment at the net asset value

                TR = Total Return


        B.      Calculation

                EV-IV
                -----
                 IV       =      TR

                Since Inception 12-29-95 through 06-30-96

                     11,073-10,000
                     -------------
                        10,000             =   10.73%